Exhibit 10.26

WARRANT CANCELLATION AGREEMENT

This WARRANT CANCELLATION AGREEMENT (this “Agreement”), dated as of July 10th, 2023 (the “Effective Date”), is entered into by and between TruGolf, Inc., a Nevada corporation (the “Company”), and High Creek Ventures, Inc. (alternatively referred to as “High Creek” or the “Warrant holder”). High Creek and the Company are collectively referred to as the “Parties”.

RECITALS

WHEREAS, as of the date hereof, High Creek is the holder of 350,000 warrants to purchase up to 350,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at an exercise price of $2.00 per share (the “Warrants”); and

WHEREAS, High Creek also is the owner of approximately 1.75% of the total outstanding shares of the Company’s Common Stock; and

WHEREAS, the Company has entered into a certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among the Company, Deep Medicine Acquisition Corp. (“DMAQ”), a Delaware corporation and a wholly-owned subsidiary of DMAQ (“Merger Sub”), Bright Vision Sponsor, LLC, a Delaware limited liability company and Christopher Jones, individually and as Representative of certain of the Company’s shareholders whereby the Company will effect a merger (the “Merger”) and become a wholly owned subsidiary of DMAQ pursuant to which, among other things, the parties thereto agreed upon a certain amount of shares of Common Stock and securities convertible into or exercisable for Common Stock that would be outstanding at the Closing (as defined in the Merger Agreement);and

WHEREAS, there have been changes to the capitalization of the Company and DMAQ, and accordingly, the Parties have agreed to the cancellation of the Warrants in order to help facilitate the Closing of the Merger that the Company and the Warrant holder enter into this Agreement to effectuate the forfeiture of the Cancelled Warrants (as defined below); and

WHEREAS, High Creek acknowledges that the cancellation of the Warrants will increase the likelihood of the Merger being consummated and that High Creek would benefit from the Closing of the Merger.

AGREEMENT

In consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Warrant Contribution. The Warrant holder hereby agrees to contribute to the Company and surrenders all legal right, title and interest in the Warrants (the “Cancelled Warrants”) to be cancelled by the Company immediately prior to the Closing of the Merger. If the Merger is not Closed, the Warrants shall not be surrendered and shall remain outstanding.

2.	Delivery of Warrant Agreements. Simultaneously herewith, High Creek is delivering to the Company (i) the Warrant Agreement representing the Warrants being surrendered to the Company and (ii) agrees that the Company will mark the Warrants as cancelled.

3.	Further Assurances. High Creek covenants to the Company that after the date hereof, it will execute such further documents, instruments or certificates and take any and all other actions reasonably necessary to effect the surrender of the Cancelled Warrants to the Company. Nothing in this Agreement shall in any way alter, limit or otherwise affect High Creek’s continuing right, title and interest in and to the shares of Common Stock or Private Rights held by them (including, without limitation, its rights under the Merger Agreement), which shall in all respects be unimpaired hereby.

4.	Representations by the Warrant holder. The Warrant holder represents and warrants to the Company that:

a.	The Warrant holder owns its Cancelled Warrants of record and beneficially free and clear of all liens, claims, charges, security interests, and/or encumbrances of any kind whatsoever. The Warrant holder has sole control over its Cancelled Warrants and/or sole discretionary authority over any account in which they are held. Except for this Agreement, no person/entity has any option or right to purchase or otherwise acquire its Cancelled Warrants, whether by contract of sale or otherwise.

b.	The Warrant holder has full right, power, and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Warrant holder and constitutes a valid, binding obligation of the Warrant holder, enforceable against it in accordance with its terms, except as such enforceability may be limited by laws affecting creditors’ rights generally.

c.	The Warrant holder has the requisite authority and capacity to enter into this Agreement, as well as carry out his obligations contained herein.

d.	There is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon him to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of his Cancelled Warrants other than pursuant to the terms of this Agreement.

5.	Release. The Warrant holder, on behalf of itself and its successors, past and present agents, representatives, partners, attorneys, employees, servants, affiliates, subsidiaries, heirs, executors, administrators and assigns, as well as any person acting by, through, under or in concert with any of the foregoing, releases and forever discharges the Company and its predecessors and successors, past and present agents, representatives, partners, attorneys, employees, servants, affiliates, subsidiaries, heirs, executors, administrators and assigns, as well as any person acting by, through, under or in concert with any of the foregoing, from any and all claims for potential damages resulting from the Cancellation of the Cancelled Warrants.

6.	Acknowledgements. The parties hereto acknowledge and agree that the intent and purpose of the transaction contemplated by this Agreement is not to hinder or defraud any creditor of High Creek. High Creek acknowledges that it has read this agreement, understands it and voluntarily accepts its terms. High Creek further acknowledges that this Agreement is executed voluntarily and without any duress or undue influence on the part of or on behalf of the Company.

7.	Entire Agreement: Amendments. This Agreement contains, and is intended as, a complete statement of all the terms of the arrangements between the parties with respect to the matters provided for and supersedes any and all prior agreements, arrangements and understandings between the parties with respect to the Warrants. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing, signed by the parties hereto or a duly authorized representative thereof.

8.	Notices. Any notices required or permitted to be given under this Agreement shall be in writing, signed by the party giving such notice and shall be deemed duly given when sent by registered or certified mail return receipt requested, to the other parties hereto at such parties address set forth on the signature page hereto or at such other address as such parties shall designate by similar notice to the other parties.

9.	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law or choice of law. High Creek and the Company hereby agree that the state and federal courts located in Wilmington, Delaware shall have exclusive jurisdiction and venue over all actions relating to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereto have executed this Warrant Cancellation Agreement as of the date first above written.

TruGolf, Inc.

By:	/s/ Brenner Adams
Name:	Brenner Adams
Title:	Chief Growth Officer

High Creek Ventures, Inc.

By:	/s/ John Gulyas
Name:	John Gulyas
Title:	Partner